Exhibit 10.2

EXECUTION COPY

[Published CUSIP Number:             ]

364-DAY CREDIT AGREEMENT

Dated as of July 1, 2009

among

CAREFUSION CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A. and MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.12	Guarantors
7.01	Existing Liens
7.02	Existing Subsidiary Debt
7.03	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G-1	Opinion Matters – Counsel to Loan Parties
G-2	Opinion Matters – Local Counsel to Loan Parties

364-DAY CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 1, 2009, among CAREFUSION CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and BANC OF AMERICA SECURITIES LLC, J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arrangers and Joint Book Managers.

PRELIMINARY STATEMENTS:

Pursuant to the Contribution and Distribution Documents (as hereinafter defined), Cardinal Health, Inc. (“Cardinal Health”) (a) will transfer to the Borrower stock of certain entities holding certain assets, liabilities and operations of the clinical and medical products businesses of Cardinal Health, as well as other certain related miscellaneous assets and liabilities (the “Contribution”) and (b) will distribute at least 80% of the outstanding shares of the common stock of the Borrower (the “Company Stock”) to Cardinal Health’s shareholders (the “Distribution” and together with the Contribution, the “Separation”), respectively, as detailed in the Form 10 (as hereinafter defined) filed by the Borrower with the SEC (as hereinafter defined).

The Borrower has requested that from time to time, the Lenders make revolving credit loans to the Borrower.

It is a condition to the obligations of the Lenders to extend credit under this Agreement that, among other conditions, the Separation is consummated pursuant to the Contribution and Distribution Documents and the Borrower shall have received proceeds in the aggregate principal amount of up to $1,400,000,000, which may be funded under a bridge loan facility pursuant to the Bridge Loan Agreement (as hereinafter defined) (the “Bridge Loan”), which shall be used for the payment to Cardinal Health of the Special Distribution (as hereinafter defined) required for consummation of the Separation.

In furtherance of the foregoing, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated May 18, 2009, between the Borrower and Bank of America.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Amendment No. 1 and Limited Consent” means that certain amendment and that certain limited consent relating to the credit agreement dated as of January 24, 2007 among Cardinal Health, certain subsidiary borrowers thereto, Bank of America, N.A., as administrative agent thereunder, and the other lenders party thereto from time to time, pursuant to which certain provisions of such credit agreement were amended and Cardinal Health received a limited consent to certain provisions of such credit agreement in connection with the Separation.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Facility Fee	Eurodollar Rate Loans	Base Rate Loans
1	≥A-/A3/A-	0.300%	2.200%	1.200%
2	BBB+/Baa1/BBB+	0.400%	2.600%	1.600%
3	BBB/Baa2/BBB	0.400%	2.850%	1.850%
4	BBB-/Baa3/BBB-	0.400%	3.100%	2.100%
5	≤BB+/Ba1/BB+	0.500%	3.500%	2.500%

CareFusion Corporation – 364-Day Revolving Credit Facility

provided that, so long as loans are then outstanding under the Bridge Loan Agreement, the Applicable Rate at each Pricing Level will be increased by 100 basis points 90 days after the Closing Date, will be increased by 200 basis points 180 days after the Closing Date and will be increased by 300 basis points 270 days after the Closing Date (it being understood that upon the repayment in full of the loans outstanding under the Bridge Loan Agreement, the increases set forth in this proviso shall be terminated).

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (or if such debt is not so rated, the issuer rating or corporate credit rating of the Borrower); provided that (a) if two of the three ratings fall within the same level, but one rating falls within a different Pricing Level, the Applicable Margin shall be based upon the two Debt Ratings that fall within the same Pricing Level (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if all three ratings each fall within a different Pricing Level, the Applicable Margin shall be based upon the middle Debt Rating of the three; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; (d) if the Borrower has only two Debt Ratings and the respective Debt Ratings differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply or if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply and (e) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Bridge Loan” has the meaning specified in the Preliminary Statements hereto.

“Bridge Loan Agreement” means the $1,400 million Bridge Loan Agreement dated as of July 1, 2009 among the Borrower, the subsidiary guarantors named therein and the lenders from time to time party thereto, as amended, pursuant to which the Bridge Loan may be funded.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cardinal Health” has the meaning specified in the Preliminary Statements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities;

provided, however, that the acquisitions by or on behalf of an employee benefit plan or an employee stock purchase plan of the Borrower shall not be included in determining whether a Change in Control shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges plus any interest, premium payments, debt discount, fees, charges and related expenses recognized as a result of the prepayment of the Bridge Loan for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense, (v) restructuring and acquisition integration charges, and associated reversals, provided that the cash impact of such charges and reversals shall not exceed $150,000,000 in aggregate for the term of this Agreement, (vi) any adverse impact or charge as a result of the proposed income tax adjustment by the IRS as set forth in the Form 10 relating to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among subsidiaries for the tax years 2003 through 2005, provided that the cash impact of such adverse impact or charge shall not exceed $200,000,000 in the aggregate, and (vii) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-recurring non-cash items increasing Consolidated Net Income for such period. For the purposes of calculating Consolidated EBITDA for any Measurement Period, if during such Measurement Period the Borrower or any Subsidiary shall have made an acquisition and/or a Disposition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such acquisition and/or Disposition occurred on the first day of such Measurement Period; provided, however, that such calculation shall only be required to be made after giving pro forma effect to such acquisition and/or Disposition if the effect thereto shall exceed $10,000,000 for such Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and

CareFusion Corporation – 364-Day Revolving Credit Facility

commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Invested Amounts, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest but excluding any such amounts recognized as a result of the prepayment of the Bridge Loan) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the discount or yield in respect of Invested Amounts.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges less any duration fee payable pursuant to the Bridge Loan Agreement, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” has the meaning specified in the Preliminary Statements.

“Contribution and Distribution Documents” means all material agreements relating to the Contribution and the Distribution, including, without limitation, the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Stockholder’s and Registration Rights Agreement, as such documents are filed as exhibits to the Form 10.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been, or the parent company of which has been, adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or become the subject of a bankruptcy or insolvency proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” has the meaning specified in the Preliminary Statements.

“Dollar” and “$” mean lawful money of the United States.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, contractual or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following events (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer

CareFusion Corporation – 364-Day Revolving Credit Facility

Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the date of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or where such Person engages in business in such jurisdiction other than solely as a result of this Agreement or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(i), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(i), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fitch” means Fitch, Inc. and any successor thereto.

“Form 10” means the preliminary registration statement filed by the Borrower on March 31, 2009, as amended by that certain Amendment No. 1, filed by the Borrower on May 14, 2009, that certain Amendment No. 2 filed by the Borrower on June 9, 2009 and that certain Amendment No. 3 filed by the Borrower on June 26, 2009 with the SEC.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States or a political subdivision thereof.

“Foreign Plan” has the meaning specified in Section 5.12(d).

CareFusion Corporation – 364-Day Revolving Credit Facility

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that has executed and delivered, or that shall be required to execute and deliver, pursuant to Section 6.12 a guaranty or guaranty supplement.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all materials, substances or wastes classified, characterized, defined, or regulated under Environmental Laws as hazardous, toxic or pollutants, including petroleum, petroleum distillates, asbestos, asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, greenhouse gases and infectious or medical wastes.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated May, 2009 used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with any receivables securitization program and paid to the Borrower or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means Moody’s shall have issued a ratings announcement evidencing a Debt Rating for the Borrower of Baa3 or better, S&P shall have issued a ratings announcement evidencing a Debt Rating for the Borrower of BBB- or better and Fitch shall have issued a ratings announcement evidencing a Debt Rating for the Borrower of BBB- or better, with at least a “stable outlook” by two of the three rating agencies.

“Investment Test Ratio” means the ratio of (a) the Dollar value of (i) net tangible assets, (ii) net accounts receivable and (iii) sales type leases, in each case for all of the Loan Parties in the aggregate to (b) Consolidated Funded Indebtedness.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Cardinal Health by the IRS in connection with the Contribution and the Distribution.

“Joint Lead Arrangers” means collectively, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. in their capacities as joint lead arrangers and joint book managers.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

CareFusion Corporation – 364-Day Revolving Credit Facility

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of Committed Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, and (d) the Agency Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries and of the clinical and medical products businesses transferred to the Borrower under the Contribution, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower having assets in an amount equal to at least 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined as of the last day of the mostly recently completed Measurement Period) or revenues in an amount equal to at least 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the period of four fiscal quarters measured as of the last day of the most recently completed Measurement Period.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that: (a) for purposes of determining an amount of any item (other than any item that is a non-recurring cash expense) included in the calculation of a financial ratio or financial covenant for the full fiscal quarter ended after the fiscal quarter on which the Transaction was consummated, such amount for the Measurement Period then ended shall equal such item for such full fiscal quarter multiplied by four; (b) for purposes determining an amount of any item included in the calculation of a financial ratio or financial covenant for the next fiscal quarter, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the next fiscal quarter, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by  4/3; provided further that, the financial information included for the fiscal quarter that includes the Closing Date shall be pro forma based on reasonable assumptions in form and substance reasonably acceptable to the Administrative Agent.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Opinions” means the opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz with respect to certain Tax aspects of the Contribution and the Distribution.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation

CareFusion Corporation – 364-Day Revolving Credit Facility

or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Documents” means the Contribution and Distribution Documents and the material documents effecting the Separation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, members and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in

CareFusion Corporation – 364-Day Revolving Credit Facility

the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation” has the meaning specified in the Preliminary Statements.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Distribution” means the cash distribution of $1,400,000,000 payable to Cardinal Health as a part of the Separation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other

CareFusion Corporation – 364-Day Revolving Credit Facility

governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax-Free Status of the Transaction” means the tax-free treatment accorded to certain of the transactions taken in connection with the Contribution and Distribution set forth in the IRS Ruling and the Opinions.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

CareFusion Corporation – 364-Day Revolving Credit Facility

“Threshold Amount” means $50,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the consummation of the Separation, including the making of the Distribution, (b) the entering into by the Loan Parties of the Loan Documents and the Related Documents to which they are or are intended to be a party and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

CareFusion Corporation – 364-Day Revolving Credit Facility

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the pro forma condensed combined unaudited financial statements of earnings of the Borrower and its Subsidiaries for the six months ended December 31, 2008 and the unaudited pro forma combined balance sheet of the Borrower and its Subsidiaries as of December 31, 2008, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

CareFusion Corporation – 364-Day Revolving Credit Facility

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Committed Loans. (i) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a

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conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(a) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(b) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Committed Loans.

SECTION 2.03 [Reserved]

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of

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Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Committed Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

SECTION 2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Committed Loans outstanding on such date.

SECTION 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

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(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

SECTION 2.12 Payments Generally; Administrative Agent’s Clawback. (i) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

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The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.14 [Reserved].

SECTION 2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder, except if such Defaulting Lender is a Defaulting Lender solely pursuant to clause (c) of the definition thereof (including any consent to any amendment or waiver pursuant to Section 10.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which (i) affects such Defaulting Lender differently than other affected Lenders, (ii) increases or extends the Commitment of such Defaulting Lender, (iii) reduces the principal of or (except as provided in Section 10.01(d)) the rate of interest for Loans of such Defaulting Lender, or fees or other amounts payable hereunder or under any other Loan Document to such Defaulting Lender or (iv) amends or modifies any provision of this Section 2.15(b), each shall require the consent of such Defaulting Lender;

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be applied in the following order of priority: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder and, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, and any amounts remaining after application thereof by the Administrative Agent as specified in this subsection (c) shall be distributed to such Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other

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Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and such Lender shall no longer be a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including, without limitation, both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and.

(ii) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(B) executed originals of Internal Revenue Service Form W-8ECI,

(C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(E) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent, any Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

CareFusion Corporation – 364-Day Revolving Credit Facility

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

CareFusion Corporation – 364-Day Revolving Credit Facility

(vi) a favorable opinion of Kansas local counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, including but not limited to, (i) final approval of the Separation by the board of Cardinal Health, (ii) a private letter ruling from the Internal Revenue Service substantially to the effect that the Contribution and the Distribution will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of Code, (iii) opinions from counsel to Cardinal Health to the effect that the Contribution and the Distribution will qualify as a transaction that is described in Sections 355 and 368(a)(1)(D) of the Code, (iv) the SEC declaring the Form 10 effective, (v) consents to assignments or other satisfactory evidence of continuity, without disruption or the incurring of costs materially in excess of those described in the Form 10, of material existing operations and contractual arrangements and commitments of the assets transferred to the Borrower under the Contribution and (vi) releases of any Liens on the assets transferred to the Borrower under the Contribution attributable to Cardinal Health or its Lien creditors other than Liens permitted hereunder, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that, except as set forth in the Form 10 and as disclosed on Schedule 5.06, there has been no event or circumstance since June 30, 2008 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) the current Debt Ratings;

(ix) (a) a certificate attesting to the Solvency of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, before and after giving effect to the Transaction, from the chief financial officer of the Borrower and (b) a copy of the Solvency opinion from Duff & Phelps addressed to the Board of Directors of the Borrower with respect to the Borrower and its Subsidiaries, taken as a whole;

(x) copies certified by a Responsible Officer of each Related Document that is not filed with the SEC prior to the date hereof, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith, as the Administrative Agent may reasonably request;

CareFusion Corporation – 364-Day Revolving Credit Facility

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender as requested through the Administrative Agent, may reasonably require.

(b) (i) All fees required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before October 15, 2009.

(e) Amendment No. 1 and Limited Consent shall be in full force and effect and Administrative Agent shall have received satisfactory evidence of the release of the Borrower and its Subsidiaries (and their assets) from any other liability for any indebtedness of Cardinal Health or any of its affiliates.

(f) There shall exist no action, suit investigation, litigation or proceeding affecting any Loan Party pending or threatened before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 5.06 hereto.

(g) The Lenders shall be reasonably satisfied with all material amendments to the Form 10 made after the date of this Agreement; none of the Contribution and Distribution Documents shall have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner adverse to the Lenders without the prior written consent of the Administrative Agent. The Contribution and Distribution Documents shall contain mutual indemnification terms relating to existing direct and contingent obligations of Cardinal Health and the Borrower, all in form and substance satisfactory to the Joint Lead Arrangers in their discretion.

(h) The final terms and conditions of each aspect of the Separation, including all tax aspects thereof, shall be consistent with the description thereof in the Form 10. The Contribution shall have been consummated in accordance with the description thereof in the Form 10 and in accordance with the terms of the Contribution and Distribution Documents and in compliance with applicable Laws.

CareFusion Corporation – 364-Day Revolving Credit Facility

(i) The Lenders shall be satisfied with (i) shareholder agreements and management of the Borrower and its Subsidiaries after giving effect to the Contribution and Distribution, and (ii) the priority and tenor, provided that the maturity date of all such indebtedness (other than $200,000,000) shall be more than six months after the maturity date of the Three Year Revolving Credit Agreement dated as of July 1, 2009 among the Borrower and the lenders from time to time party thereto, as amended of (A) all equity and other debt financings comprising part of the Transaction, and (B) all intercompany indebtedness and all indebtedness and other liabilities of the Borrower to third parties that are to remain outstanding following the Closing Date other than in connection with the refinancing or replacement of the Bridge Loan, in each case to the extent it is materially different from what is set forth in the Information and the Information Memorandum.

(j) The Joint Lead Arrangers and the Lenders shall have received and, to the extent it is materially different from what is set forth in the Information and the Information Memorandum, approved, financial information regarding the Borrower and its Subsidiaries, including, without limitation, the historical and unaudited pro forma condensed combined financial statements of earnings of the Borrower and its Subsidiaries for the six months ended December 31, 2008 and for the fiscal year ended June 30, 2008 and a historical and unaudited pro forma combined balance sheet as of December 31, 2008, each giving pro forma effect to the Contribution and Distribution and the other transactions related thereto as detailed in the Form 10, and pro forma interim financial statements of the Borrower and its Subsidiaries dated March 31, 2009; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its Subsidiaries or the Transaction contemplated hereby after May 18, 2009 that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(k) The Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.11 hereto based on the most recently available financial statements of the type referred to in Section 5.05(b) based on reasonable assumptions in form and substance reasonably acceptable to the Administrative Agent and assuming, for purposes of this Section 4.01(k), that the applicable Measurement Period is the most recently completed four fiscal quarters of the Borrower.

(l) Moody’s shall have issued a ratings announcement evidencing an issuer rating for the Borrower of Baa3 or better, S&P shall have issued a ratings announcement evidencing a corporate credit rating for the Borrower of BBB- or better and Fitch shall have issued a ratings announcement evidencing a corporate credit rating for the Borrower of BBB- or better, with at least a “stable outlook” by two of the three rating agencies.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default has occurred or is continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that on and after the Closing Date, the accuracy of the statements set forth below; provided that, as of the date hereof, the Borrower represents and warrants, as to itself only, the accuracy of the statements set forth in Sections 5.01 through 5.07, 5.14 and 5.15:

SECTION 5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) of this Section 5.01, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

SECTION 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, expect for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise Dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Separation has been consummated in accordance with the Contribution and Distribution Documents and applicable Law.

SECTION 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

SECTION 5.05 Financial Statements; No Material Adverse Effect. (a) The pro forma condensed combined unaudited financial statements of earnings of the Borrower and its Subsidiaries for the six months ended December 31, 2008 and the pro forma condensed combined balance sheet of the Borrower and its Subsidiaries for December 31, 2008 (i) were derived from historical combined financial statements included in the Form 10 which were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the pro-forma financial condition of the Borrower and its Subsidiaries as of the date thereof, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

CareFusion Corporation – 364-Day Revolving Credit Facility

(b) The unaudited pro forma condensed combined financial statements of earnings and balance sheet of the Borrower and its Subsidiaries for the nine months ended March 31, 2009 (i) were derived from historical combined financial statements included in the Form 10 which were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the pro-forma financial condition of the Borrower and its Subsidiaries as of the date thereof, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

(c) Except as publicly disclosed in a filing with the SEC prior to the date hereof and as disclosed on Schedule 5.06, since June 30, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06.

SECTION 5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 5.08 Ownership of Property; Liens; Investments. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary to conduct its business in the ordinary course, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

SECTION 5.09 Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

CareFusion Corporation – 364-Day Revolving Credit Facility

(b) Except as to matters that could not reasonably be expected to result in a Material Adverse Effect: (i) there is no Environmental Liability of or relating to the Loan Parties or any of its Subsidiaries, and, to the knowledge of the Loan Parties, there are no current conditions that could reasonably be expected to result in or be the basis for any such Environmental Liability; (ii) there has been no release of any Hazardous Materials in such a manner or quantity as could reasonably be expected to give rise to any Environmental Liability to the Borrower or any of its Subsidiaries; and (iii) with respect to any Loan Party or any of its Subsidiaries, no notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed and not resolved, no penalty has been assessed and not paid and, to the knowledge of the Loan Parties, no investigation or review is pending or threatened by any Governmental Authority, in each case, relating to any Environmental Law or Hazardous Materials.

SECTION 5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state income and other material tax returns required to be filed by them, and have paid all Federal, state income and other material Taxes required to be paid, levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (ii) which could not be reasonably expected to have a Material Adverse Effect. Other than as disclosed in filings with the SEC made prior to the date hereof, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. The Company knows of no fact (after due inquiry) that may cause the Tax treatment of the Contribution or the Distribution to be other than the Tax-Free Status of the Transaction.

SECTION 5.12 ERISA Compliance. (a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

CareFusion Corporation – 364-Day Revolving Credit Facility

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d) Except for those that could not in the aggregate have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date or as of the date of the most recent update to Schedule 5.13 delivered pursuant to Section 6.02(g), the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13. As of the Closing Date or as of the date of the most recent update to Schedule 5.13 delivered pursuant to Section 6.02(g), the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date or as of the date of the most recent update to Schedule 5.13 delivered pursuant to Section 6.02(g) (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(f) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

CareFusion Corporation – 364-Day Revolving Credit Facility

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within the earlier of 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended June 30, 2010) and 15 days after such statements are required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within the earlier of 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2010) and within 60 days after the end of each of the fiscal quarters of the Borrower ended September 30, 2009 and December 31, 2009, and 15 days after such statements are required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender through the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.11 or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower setting forth in reasonable detail the calculations demonstrating compliance with Section 7.11;

(c) promptly after any request by the Administrative Agent or by any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence (other than routine comment letters) received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) as soon as available, but in any event concurrently with the delivery of financial statements required by Section 6.01(a), a report supplementing Schedule 5.13 with reference herein to Schedule 5.13 being deemed to reflect such supplemental information, containing a description of all changes in the information included in such Schedule as may be necessary for

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such Schedule to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender by a request to the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies with a written request and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available

CareFusion Corporation – 364-Day Revolving Credit Facility

through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.03 Notices. Promptly notify the Administrative Agent and each Lender through the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) of any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all, that are individually or in the aggregate material, tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all, that are individually or in the aggregate material, lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all, that is individually or in the aggregate material, Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal

CareFusion Corporation – 364-Day Revolving Credit Facility

conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.07 Maintenance of Insurance. Maintain insurance with respect to its properties and business with financially sound and reputable insurance companies that are not Affiliates of the Borrower against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standard) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with reasonable notice.

SECTION 6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures and for general corporate purposes not in contravention of any Law or of any Loan Document, provided that up to $200,000,000 of such proceeds may be used for repayment of the Bridge Loan.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 6.12 Covenant to Guarantee Obligations. Notify the Administrative Agent within 15 days of the delivery of the financial statements referred to in Sections 6.01(a) and (b) if any Person incorporated in the U.S. (which is not a Subsidiary of a Person not incorporated in the U.S.) has become a Material Subsidiary, and cause such Person to (a) within 20 days of such notice (or such later time as may be reasonably requested in writing by the Borrower and accepted by the Administrative Agent) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall reasonably require for such purpose and (b) within 30 days (or such later time as may be reasonably requested in writing by the Borrower and accepted by the Administrative Agent) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) of this Section 6.12), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:

(a) Liens existing on the date hereof and listed on Schedule 7.01;

(b) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

CareFusion Corporation – 364-Day Revolving Credit Facility

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(h) Liens securing Indebtedness of the type permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) other Liens, provided that the aggregate principal amount outstanding of the Indebtedness and the amount of other obligations secured by such Liens shall not exceed $50,000,000 in an aggregate amount outstanding; and

(j) the replacement, extension or renewal of any Lien permitted by clauses (a) through (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(k) Liens on accounts receivable securing up to an aggregate Invested Amount not to exceed $200,000,000 at any time outstanding arising solely in connection with the sale or transfer of such accounts receivable pursuant to a receivables purchase agreement or similar arrangement agreed to in the ordinary course of business.

SECTION 7.02 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary of the Borrower that is not a Loan Party to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of such Subsidiary owed to the Borrower or a Subsidiary of the Borrower;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02;

(c) Guarantees in respect of Indebtedness otherwise permitted hereunder;

(d) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(e) other Indebtedness of such Subsidiaries, provided that the aggregate principal amount outstanding of such Indebtedness shall not exceed (i) (x) so long as there are any loans outstanding under the Bridge Loan Agreement and (y) prior to the time the Borrower is Investment Grade, $50,000,000 in an aggregate principal amount outstanding, provided that the amount of Indebtedness incurred in accordance with this clause (e) plus the amount of Investments made in accordance with Section 7.03(c)(iv)(A) shall not exceed $150,000,000 and (ii) so long as (x) there are no loans outstanding under the Bridge Loan

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Agreement and (y) the Borrower is Investment Grade, $250,000,000 in an aggregate principal amount outstanding, provided that the amount of Indebtedness incurred in accordance with this clause (e) plus the amount of Investments made in accordance with Section 7.03(c)(iv)(B) shall not exceed $500,000,000, provided that if, the amount of Investments permitted in accordance with Section 7.03(c)(iv)(B) shall be increased to $1,000,000,000, the amount of Indebtedness incurred in accordance with this clause (e) plus the amount of Investments made in accordance with Section 7.03(c)(iv)(B) shall not exceed $1,000,000,000;

(f) Indebtedness representing the purchase price of assets acquired in the ordinary course of business or Indebtedness incurred solely for the purpose of acquiring such assets; and

(g) any refinancings, refundings, renewals or extensions of any Indebtedness referred to clauses (a) through (f) above; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, the direct or any contingent obligor with respect thereto is not changed and the maturity thereof is not shortened to occur prior to the Maturity Date, as a result of or in connection with such refinancing, refunding, renewal or extension.

SECTION 7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed (A) (x) so long as there are any loans outstanding under the Bridge Loan Agreement and (y) prior to the time the Borrower is Investment Grade, an amount equal to $150,000,000 minus the aggregate principal amount of Indebtedness incurred in accordance with Section 7.02(e) and (B) so long as (x) there are no loans outstanding under the Bridge Loan Agreement and (y) the Borrower is Investment Grade, an amount equal to $500,000,000 minus the aggregate principal amount of Indebtedness incurred in accordance with Section 7.02(e),

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provided that if, before and after giving pro forma effect to such Investment, the Investment Test Ratio is at least 1.0:1.0, the amount permitted under this clause (B) shall be increased to an amount equal to $1,000,000,000 minus the amount of Indebtedness incurred in accordance with Section 7.02(e) (for purposes of determining the aggregate amount of Investments permitted under this clause (c)(iv), there shall be deducted from the aggregate amount invested from and after the date hereof the aggregate amount of dividends paid to the Loan Parties by the Subsidiaries of the Borrower that are not Loan Parties);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and listed on Schedule 7.03;

(g) if the Borrower is Investment Grade at the time of such transaction, the non-hostile purchase or other acquisition of all or substantially all (other than directors’ qualifying shares) of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(A) any such newly created or acquired Subsidiary shall comply with any applicable requirements set forth in Section 6.12;

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same as one or more of the lines of business of the Borrower and its Subsidiaries, or shall be a line of business substantially related or incidental thereto;

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other

CareFusion Corporation – 364-Day Revolving Credit Facility

acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Agents and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E) if the total cash and non-cash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(g), shall exceed $100,000,000, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(h) other Investments not exceeding $50,000,000 in the aggregate in any fiscal year of the Borrower.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default has occurred and is continuing or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

CareFusion Corporation – 364-Day Revolving Credit Facility

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(e) each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; and

(f) any Subsidiary may Dispose of all or substantially all of its assets if permitted pursuant to Section 7.05(f) and Section 7.05(g).

SECTION 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete property, worn out property or property no longer needed or useful in the ordinary course of the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions of property the Net Cash Proceeds of which are used to prepay the Bridge Loan pursuant to the terms of the Bridge Loan Agreement;

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall have occurred and be continuing or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) shall not exceed $300,000,000 if the Borrower is not Investment Grade at the time of such Disposition, with no limitation on the amount of such Dispositions if the Borrower is Investment Grade at such time, (iii) after giving effect to such Disposition, the Borrower and its Subsidiaries are in pro forma compliance with the covenants set forth in Section 7.11 and (iv) the purchase price for such asset shall be paid to the Borrower or such Subsidiary at least 75% in cash; and

CareFusion Corporation – 364-Day Revolving Credit Facility

(h) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(g).

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(g) shall be for fair market value.

SECTION 7.06 Restricted Payments. Until such time as (x) any loans outstanding under the Bridge Loan Agreement have been repaid in full and (y) the Borrower is Investment Grade, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or prepay or exchange any Indebtedness in a principal amount in excess of $50,000,000, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) so long as no amounts are outstanding under the Bridge Loan, the Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it if after giving effect thereto the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made after such time would be less than 50% of net income of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such dividend, purchase, redemption, retirement or acquisition is paid or made;

(e) the Borrower may declare and pay the Special Distribution; and

(f) the Borrower may prepay any Indebtedness under this Agreement, the Bridge Loan Agreement or the Three Year Credit Agreement dated as of July 1, 2009 among the Borrower, the lenders parties thereto and Bank of America, N.A., as administrative agent.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business, including those related to tax, corporate overhead and similar matters and (c) transactions between or among the Borrower or its Subsidiaries and Cardinal Health or its Subsidiaries described in the Form 10.

SECTION 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except that the documentation in respect of any securities the proceeds of which are used to prepay the loans outstanding under the Bridge Loan Agreement may have limitations on Liens that are no more restrictive than the provisions of Section 7.01; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 7.10 Margin Regulations. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 7.11 Financial Covenants. (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ended	Ratio
September 30, 2009	3.25:1.00
December 31, 2009	3.25:1.00
March 31, 2010	3.50:1.00
June 30, 2010 and thereafter	3.75:1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than 3.00:1.00.

CareFusion Corporation – 364-Day Revolving Credit Facility

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within ten days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(b), 6.03(a), 6.05, 6.10, 6.11, 6.12, or Article VII; or

(c) Notice. The Borrower fails to perform or observe the covenant contained in Section 6.03(b) and such failure continues for 10 days; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(f) Cross-Default. (i) The Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in

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respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the payment obligations thereunder are not settled or paid within 5 Business Days and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

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(k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees

CareFusion Corporation – 364-Day Revolving Credit Facility

and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The

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Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

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Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

SECTION 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

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SECTION 9.10 Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

CareFusion Corporation – 364-Day Revolving Credit Facility

(e) change Section 2.12(a), Section 2.12(f), Section 2.13, Section 8.03 or the definition of “Applicable Percentage” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release any Guarantor or all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as provided in Section 2.15(b).

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening

CareFusion Corporation – 364-Day Revolving Credit Facility

of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

CareFusion Corporation – 364-Day Revolving Credit Facility

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in

CareFusion Corporation – 364-Day Revolving Credit Facility

accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Expenses; Indemnity; Damage Waiver. (i) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. This Section 10.04 shall not apply to Taxes which shall be exclusively governed by Section 3.01.

(a) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages,

CareFusion Corporation – 364-Day Revolving Credit Facility

liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.04(b) shall not apply to Taxes, which shall be exclusively governed by Section 3.01.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required

CareFusion Corporation – 364-Day Revolving Credit Facility

(including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06 Successors and Assigns. i) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b) or (ii) by way of participation in accordance with the provisions of Section 10.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents

CareFusion Corporation – 364-Day Revolving Credit Facility

(each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or

CareFusion Corporation – 364-Day Revolving Credit Facility

transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

CareFusion Corporation – 364-Day Revolving Credit Facility

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders (other than any Public Lender) acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

CareFusion Corporation – 364-Day Revolving Credit Facility

In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

CareFusion Corporation – 364-Day Revolving Credit Facility

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

CareFusion Corporation – 364-Day Revolving Credit Facility

SECTION 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Joint Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of

CareFusion Corporation – 364-Day Revolving Credit Facility

which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

CareFusion Corporation – 364-Day Revolving Credit Facility

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CAREFUSION CORPORATION

By:	/s/ Linda Harty
Name:	Linda Harty
Title:	Executive Vice President and Treasurer

CareFusion Corporation – 364-Day Revolving Credit Facility

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Kevin R. Wagley
Name:	Kevin R. Wagley
Title:	Senior Vice President

CareFusion Corporation – 364-Day Revolving Credit Facility

BANK OF AMERICA, N.A., as a Lender

By	/s/ Robert LaPorte
Name:	Robert LaPorte
Title:	Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Camille Farnsworth-Schrader
Name:	Camille Farnsworth-Schrader
Title:	Vice President

CareFusion Corporation – 364-Day Revolving Credit Facility

MORGAN STANLEY BANK, N.A., as Lender

By	/s/ Anish Shah
Name:	Anish Shah
Title:	Executive Director

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

BARCLAYS BANK PLC, as Lender

By	/s/ Alicia Borys
Name:	Alicia Borys
Title:	Assistant Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

Deutsche Bank AG New York Branch, as Lender

By	/s/ Douglas Weir
Name:	Douglas Weir
Title:	Director

By	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

GOLDMAN SACHS BANK USA, as Lender

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

The Royal Bank of Scotland plc, as Lender

By	/s/ William McGinty
Name:	William McGinty
Title:	Senior Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

SunTrust Bank, as Lender

By	/s/ Subhadra Shrivastava
Name:	Subhadra Shrivastava
Title:	Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

UBS Loan Finance LLC, as Lender

By	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

U.S. Bank National Association, as Lender

By	/s/ David Mruk
Name:	David Mruk
Title:	Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender,

By	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

Fifth Third Bank, as Lender

By	/s/ Jeffrey A. Thieman
Name:	Jeffrey A. Thieman
Title:	Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

The Bank of Nova Scotia, as Lender

By	/s/ Michelle C. Phillips
Name:	Michelle C. Phillips
Title:	Director

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

PNC Bank, National Association, as Lender

By	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

CareFusion Corporation – 364 Day Revolving Credit Facility Signature Page

Schedule 2.01

364-Day Credit Agreement

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$20,000,000	8.333333333%
JP Morgan Chase Bank, N.A.	$20,000,000	8.333333333%
Morgan Stanley Bank, N.A.	$20,000,000	8.333333333%
Barclays Bank PLC	$20,000,000	8.333333333%
Deutsche Bank AG New York Branch	$20,000,000	8.333333333%
Goldman Sachs Bank USA	$20,000,000	8.333333333%
The Royal Bank of Scotland plc	$20,000,000	8.333333333%
SunTrust Bank	$20,000,000	8.333333333%
UBS Loan Finance LLC	$20,000,000	8.333333333%
U.S. Bank National Association	$20,000,000	8.333333333%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,000,000	4.166666667%
Fifth Third Bank	$10,000,000	4.166666667%
The Bank of Nova Scotia	$10,000,000	4.166666667%
PNC Bank	$10,000,000	4.166666667%

Total:	$240,000,000	100%

CareFusion Corporation

Schedule 5.06 Litigation

Following the Contribution, the Borrower and its Subsidiaries will be subject to the contingencies disclosed in the Form 10, including those related to the consent decree, as amended, with the Food and Drug Administration and related matters, the notice of proposed adjustment from the Internal Revenue Service relating to transfer pricing arrangements, and litigation proceedings in ICU Medical, Inc. v. ALARIS Medical Systems, Inc.

In addition, the Borrower and its Subsidiaries will be subject to additional contingencies, including those related to the following matters:

•	Export control matters voluntarily disclosed to the Office of Foreign Assets Control (regulatory compliance)

•	Intermed Equipamento Medico Hospitalar Ltda. v. VIASYS Healthcare, Inc. and Griensu de Brasil Ltda. (patent litigation in Brazil related to certain respiratory products)

•	Harmon v. Innomed (commercial litigation related to ownership of patents for certain respiratory products)

•	ERGO Licensing v. Cardinal Health, Inc. (patent litigation related to certain infusion products)

Schedule 5.13 (a) Subsidiaries and Other Equity Investments; Loan Parties

The following reflects information regarding entities that are expected to become subsidiaries of the Borrower following the Contribution:

Company Name as of 6/30/2009	Equity Interest Held by	Amount of Outstanding Equity Interest
ALARIS Medical 1 (Suisse), Sarl	ALARIS Medical Luxembourg II Sarl.	56.8%
ALARIS Medical 1 (Suisse), Sarl	Dutch American Manufactures (D.A.M) BV	43.2%
ALARIS Medical Luxembourg II Sarl.	Dutch American Manufactures (D.A.M) BV	100.0%
Allegiance Healthcare Holding BV	Cardinal Health Netherlands Financing CV	100.0%
Biosigna GmbH	Cardinal Health Germany 234 GmbH	100.0%
Bird Products (Japan) Ltd	Bird Products Corporation	100.0%
Bird Products Corporation	VIASYS Holdings, Inc.	100.0%
Cardal II, LLC	Cardinal Health CMP 200, Inc.	100.0%
Cardinal Health (Bermuda) 224 Ltd.	Cardinal Health CMP 201, Inc.	100.0%
Cardinal Health 202, Inc.	Cardinal Health CMP 200, Inc.	100.0%
Cardinal Health 203, Inc.	VIASYS Holdings, Inc.	100.0%
Cardinal Health 205, Inc.	VIASYS Holdings, Inc.	100.0%
Cardinal Health 206, Inc.	Bird Products Corporation	50.0%
Cardinal Health 206, Inc.	SensorMedics Corporation	50.0%
Cardinal Health 207, Inc.	Bird Products Corporation	50.0%
Cardinal Health 207, Inc.	SensorMedics Corporation	50.0%
Cardinal Health 209, Inc.	VIASYS Holdings, Inc.	100.0%
Cardinal Health 210, Inc.	VIASYS Holdings, Inc.	100.0%
Cardinal Health 211, Inc.	Bird Products Corporation	44.55%
Cardinal Health 211, Inc.	EME Medical, Inc.	9.9%
Cardinal Health 211, Inc.	SensorMedics Corporation	44.55%
Cardinal Health 211, Inc.	VIASYS Holdings, Inc.	1.0%
Cardinal Health 212, LLC	Cardinal Health 207, Inc.	100.0%
Cardinal Health 213, LLC	Cardinal Health CMP 200, Inc.	100.0%
Cardinal Health 214, LLC	Bird Products Corporation	100.0%
Cardinal Health 302 LLC	Cardinal Health 317, Sarl	100.0%
Cardinal Health 303, Inc.	CareFusion Corporation	100.0%
Cardinal Health 304, LLC	Cardinal Health 317, Sarl	100.0%
Cardinal Health Australia 200 Pty Ltd	Cardinal Health Australia Holding Pty Ltd	100.0%
Cardinal Health Australia 316 Pty Limited	Cardinal Health 317, Sarl	100.0%
Cardinal Health Australia Holding Pty Ltd	Cardinal Health 317, Sarl	100.0%
Cardinal Health (Shanghai) Commercial and Trading Company Ltd	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Austria 201 GmbH	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Brasil 231 Servicos e Comercio de Produtos Medicos Ltda	Cardinal Health CMP 200, Inc.	10.0%
Cardinal Health Brasil 231 Servicos e Comercio de Produtos Medicos Ltda	Cardinal Health CMP 201, Inc.	90.0%
Cardinal Health Canada 301, Inc.	Cardinal Health 303, Inc.	100.0%
Cardinal Health Canada 302, Inc.	Cardinal Health 303, Inc.	100.0%
Cardinal Health Canada 307 ULC	Cardinal Health 317, Sarl	100.0%
Cardinal Health CMP 200, Inc.	CareFusion Corporation	100.0%
Cardinal Health CMP 201, Inc.	Cardinal Health 303, Inc.	1.0%
Cardinal Health CMP 201, Inc.	CareFusion Corporation	99.0%
Cardinal Health D.R. 203 Ltd.	Dutch American Manufactures (D.A.M) BV	100.0%
Cardinal Health Espana 308 S.L.U.	IVAC Overseas Holding	100.0%
Cardinal Health Belgium 202 BVBA	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Europe IT GmbH	Allegiance Healthcare Holding BV	100.0%
Cardinal Health France 309 S.A.S.	Cardinal Health 317, Sarl	100.0%
Cardinal Health Germany 206 GmbH	Cardinal Health 317, Sarl	100.0%
Cardinal Health Germany 234 GmbH	SensorMedics Corporation	100.0%
Cardinal Health Germany 318 GmbH	Cardinal Health 317, Sarl	100.0%
Cardinal Health Hong Kong Limited	VIASYS Holdings, Inc.	100.0%
Cardinal Health India Private Limited	Dutch American Manufactures (D.A.M) BV	99.98%
Cardinal Health India Private Limited	Will be transferred to an unnamed subsidiary of CareFusion	0.02%
Cardinal Health Ireland 241 Limited	VIASYS Holdings, Inc.	100.0%
Cardinal Health France 205 SAS	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Italy 237 Srl	VIASYS Holdings, Inc.	100.0%
Cardinal Health Italy 311 Srl	Cardinal Health 317, Sarl	100.0%
Cardinal Health Italy 312 S.p.A.	Cardinal Health 317, Sarl	100.0%
Cardinal Health Japan 228 K.K.	Cardinal Health CMP 201, Inc.	100.0%
Cardinal Health Japan 233 K.K.	Cardinal Health 202, Inc.	100.0%
Cardinal Health Manufacturing, LLC	Cardinal Health 303, Inc.	100.0%
Cardinal Health Mauritius Holding 226 Ltd.	Dutch American Manufactures (D.A.M) BV	100.0%
Cardinal Health Mexico 213 SA de CV	Cardinal Health CMP 200, Inc.	1.0%
Cardinal Health Mexico 213 SA de CV	Cardinal Health CMP 201, Inc.	99.0%
Cardinal Health N.Z. 217 Limited	Cardinal Health Australia Holding Pty Ltd	100.0%
Cardinal Health Italy 208 Srl	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Netherlands 238 B.V.	Cardinal Health Germany 234 GmbH	100.0%
Cardinal Health Netherlands 310 B.V.	Cardinal Health 317, Sarl	100.0%
Cardinal Health Netherlands Financing CV	Cardinal Health Netherlands Holding BV	1.0%
Cardinal Health Netherlands Financing CV	Dutch American Manufactures (D.A.M) BV	99.0%
Cardinal Health Netherlands Holding BV	Dutch American Manufactures (D.A.M) BV	100.0%
Cardinal Health New Zealand 313 Limited	Cardinal Heath 303, Inc.	100.0%
Cardinal Health Norway 315 A/S	Cardinal Health 317, Sarl	100.0%
Cardinal Health Resources, LLC	Cardinal Health Solutions, LLC	100.0%
Cardinal Health S.A. 319 (Proprietary) Limited	Cardinal Health 317, Sarl	100.0%
Cardinal Health Netherlands 214 BV	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Singapore 423 Pte Ltd.	Cardinal Health CMP 201, Inc.	50.0%
Cardinal Health Singapore 423 Pte Ltd.	Allegiance Healthcare Holding BV	50.0%
Cardinal Health Solutions, LLC	Cardinal Health 303, Inc.	100.0%
Cardinal Health Sweden 220 AB	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Sweden 314 AB	Cardinal Health 317, Sarl	100.0%
Cardinal Health Switzerland 221 Sarl	Allegiance Healthcare Holding BV	100.0%
Cardinal Health Switzerland 317, Sarl	ALARIS Medical 1 (Suisse), Sarl	100.0%
Cardinal Health Trading (Shanghai) Company Ltd	Allegiance Healthcare Holding BV	100.0%
Cardinal Health U.K. 223 Limited	Cardinal Health 317, Sarl	100.0%
Cardinal Health U.K. 232 Limited	VIASYS Holdings, Inc.	100.0%
Cardinal Health U.K. 235 Limited	Cardinal Health 202, Inc.	100.0%
Cardinal Health U.K. 236 Limited	Cardinal Health Germany 234 GmbH	100.0%
Cardinal Health U.K. 240 Limited	Cardinal Health 202, Inc.	100.0%
Cardinal Health U.K. 305 Limited	Cardinal Health 303, Inc.	100.0%
Cardinal Health U.K. 306 Limited	Cardinal Health 317, Sarl	100.0%
Care Fusion Development Private Limited	Cardinal Health 303, Inc.	99.0%
Care Fusion Development Private Limited	CareFusion Corporation	1.0%
CareFusion EIT, LLC	Cardinal Health Solutions, LLC	100.0%
CareFusion Singapore 243 Pte. Ltd.	Dutch American Manufactures (D.A.M) BV	100.0%
Dutch American Manufacturers (D.A.M.) B.V.	Cardinal Health CMP 201, Inc.	100.0%
EME Medical Ltd.	Cardinal Healh U.K. 235 Limited	100.0%
EME Medical, Inc.	VIASYS Holdings, Inc.	100.0%
Enturia Canada ULC	Enturican, Inc	100.0%
Enturia de Mexico S. de R.L. de C.V.	Cardinal Health 213, LLC	100.0%
Enturia de Mexico S. de R.L. de C.V.	Enturican, Inc	0.0%
Enturia Ltd	Cardinal Health 213, LLC	100.0%
Enturican, Inc.	Cardinal Health 213, LLC	100.0%
IVAC Overseas Holding L.P.	Cardinal Health 304, LLC	1.0%
IVAC Overseas Holding L.P.	Cardinal Health 317, Sarl	99.0%
JakaMed AB	Cardinal Health Sweden 314 AB	100.0%
MicroGas Limited	Cardinal Health U.K. 232 Limited	100.0%
MicroMedical Deutschland GmbH	Cardinal Health U.K. 232 Limited	100.0%
Productos Urologos de Mexico SA de CV	Cardinal Health CMP 200, Inc.	1.0%
Productos Urologos de Mexico SA de CV	Cardinal Health CMP 201, Inc.	99.0%
SciMed Ltd	Cardinal Health U.K. 240 Limited	100.0%
SensorMedics Corporation	VIASYS Holdings, Inc.	100.0%
SensorMedics GmbH	Cardinal Health Germany 234 GmbH	100.0%
Sistemas Medicos ALARIS S.A. de C.V.	Cardinal Health 303, Inc.	99.0%
Sistemas Medicos ALARIS S.A. de C.V.	IVAC Overseas Holding	1.0%
Synchromed Ltd.	Cardinal Health U.K. 235 Limited	100.0%
Synchrony Ltd.	Cardinal Health U.K. 235 Limited	100.0%
VIASYS Healthcare Ireland Limited	VIASYS Holdings, Inc.	See note (1)
VIASYS Healthcare Island ehf	VIASYS Holdings, Inc.	100.0%
VIASYS Healthcare S.A.R.L.	Cardinal Health 202, Inc.	100.0%
VIASYS Holdings, Inc.	Cardinal Health 202, Inc.	100.0%
VIASYS Neurocare France SAS	VIASYS Holdings, Inc.	100.0%
VIASYS Polymer Products, LLC	Cardinal Health 202, Inc.	100.0%

(1)	Minority interest. Actual amount is unknown, as shares are in probate and possibly being liquidated.

Schedule 5.13 (b) Subsidiaries and Other Equity Investments; Loan Parties

Company Name	Equity Interest Held By	Investment Amount	Country	State

Cytokine Pharmasciences, Inc.	Cardinal Health 303, Inc.	5.0%	USA	Delaware

Nitric BioTherapedeutics, Inc.	VIASYS Holdings, Inc.	5.0%	USA	Delaware

VubiQ, Inc.	Cardinal Health 303, Inc.	23.1%	USA	Nevada

Schedule 5.13 (c) Subsidiaries and Other Equity Investments; Loan Parties

The following reflects information regarding entities that are expected to become subsidiaries of the Borrower following the Contribution:

Company Name as of 6/30/2009	Proposed New Company Name	Address of Principal Place of Business	Country	Jurisdiction of Incoporation	Federal Taxpayer ID

CareFusion Corporation	No change expected	3749 Torrey View Court San Diego, Ca 92129	USA	Delaware	26-4123274

Cardinal Health 303, Inc.	CareFusion 303, Inc.	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	13-3492624

Cardinal Health Manufacturing, LLC	CareFusion Manufacturing, LLC	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	20-8867486

Cardinal Health Solutions, Inc.	CareFusion Solutions, LLC	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	20-8837112

Cardinal Health CMP 200, Inc.	CareFusion 2200, Inc.	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	26-4123395

Cardinal Health 213, LLC	CareFusion 213, LLC	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	26-2280428

Enturican, Inc.	No change expected	3750 Torrey View Court San Diego, Ca 92130	USA	Kansas	20-5851662

Cardinal Health 202, Inc.	CareFusion 202, Inc.	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	04-3505871

VIASYS Holdings, Inc.	No change expected	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	43-2055362

Cardinal Health 203, Inc.	CareFusion 203, Inc.	3750 Torrey View Court San Diego, Ca 92130	USA	Delaware	33-0737273

Schedule 6.12 Guarantors

The following reflects information regarding entities that are expected to become subsidiaries of the Borrower following the Contribution:

Company Name as of 6/30/2009	Proposed New Company Name
Cardinal Health 303, Inc.	CareFusion 303, Inc.
Cardinal Health Manufacturing, LLC	CareFusion Manufacturing, LLC
Cardinal Health Solutions, Inc.	CareFusion Solutions, LLC
Cardinal Health CMP 200, Inc.	CareFusion 2200, Inc.
Cardinal Health 213, LLC	CareFusion 213, LLC
Enturican, Inc.	No change expected
Cardinal Health 202, Inc.	CareFusion 202, Inc.
VIASYS Holdings, Inc.	No change expected
Cardinal Health 203, Inc.	CareFusion 203, Inc.

Schedule 7.01 Existing Liens

The following reflects information regarding existing liens of entities that are expected to become subsidiaries of the Borrower following the Contribution:

Entity	Secured Party	Address	Lien Filed	For

Cardinal Health Solutions, Inc.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after June 1, 2003 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated June 17, 2003 (Transaction 2003-A)

Cardinal Health Solutions, Inc.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after December 1, 2003 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated December 15, 2003 (Transaction 2003-B)

Cardinal Health Solutions, Inc.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after May 31, 2004 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated June 25, 2004 (Transaction 2004-A)

Cardinal Health 303, INC.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after June 1, 2003 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated June 17, 2003 (Transaction 2003-A)

Cardinal Health 303, INC.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after December 1, 2003 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated December 15, 2003 (Transaction 2003-B)

Cardinal Health 303, INC.	BAL Global Finance, LLC	231 SOUTH LASALLE, STREET, 8TH FLOOR, CHICAGO, IL, 60697	7/6/07	Amounts due on or after May 31, 2004 under the certain leases, as well as collection, contract documents and proceeds from transactions related to investments and assets in connection with the First-Tier Sale and Contribution Agreement dated June 25, 2004 (Transaction 2004-A)

Schedule 7.02 Existing Subsidiary Debt

Debtor	Creditor	Amount
Enturican, Inc.	US Bancorp	$1,560,000
Cardinal Health Japan 228 K.K.	Bank of Tokyo Mutsubishi	$4,240,000
Cardinal Health Italy 237 Srl	Centro Leasing SpA	$2,007,000
Cardinal Health Italy 237 Srl	OM Carreli SpA	$6,000
Cardinal Health Italy 237 Srl	Leasint SpA	$24,000

Schedule 7.03 Investments

None, other than as set forth in Schedule 5.13(b)

Schedule 10.02

364-Day Credit Agreement

Administrative Agent’s Office, Certain Addresses for Notices

Administrative Agent’s Office (for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 N. Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attention: Angela Berry

Telephone: 980-388-6483

Telecopier: 704-409-0014

Electronic Mail: angela.m.berry@bankofamerica.com

ABA#: 026009593

Account No.: 1366212250600

Attn: Credit Services

Ref: CareFusion Corporation

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Angela Lau

Telephone: 415-436-4000

Telecopier: 415-503-5008

Electronic Mail: angela.lau@bankofamerica.com

with a copy to:

Bank of America, N.A.

100 N. Tryon Street

Mail Code: NC1-007-17-11

Charlotte, NC 28255

Attention: Zubin Shroff

Telephone: 980-387-1340

Telecopier: 980-683-6305

Electronic Mail: zubin.r.shroff@bankofamerica.com

CareFusion Corporation – 364-Day Credit Agreement

1

CareFusion Corporation:

3750 Torrey View Court

San Diego, CA 92130

Attention: Amarenda Duvvur, VP and Treasurer

Telephone: 858-617-4634

Telecopier: 858-617-2700

Electronic Mail: Amarenda.duvvur@carefusion.com

Website Address: www.carefusion.com

U.S. Taxpayer Identification Number: 26-4123274

With a copy to:

3750 Torrey View Court

San Diego, CA 92130

Attention: Joan Stafslien, General Counsel

Telephone: 858-617-2107

Telecopier: 858-617-2300

Electronic Mail: joan.stafslien@carefusion.com

Website Address: www.carefusion.com

U.S. Taxpayer Identification Number: 26-4123274

CareFusion Corporation – 364-Day Credit Agreement

2

EXHIBIT A TO

364-DAY CREDIT AGREEMENT

FORM OF COMMITTED LOAN NOTICE

Date:                     , 20

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Credit Agreement, dated as of July 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CAREFUSION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐    A Borrowing of Committed Loans            ☐    A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

                                         [Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CAREFUSION CORPORATION

By:
Name:
Title:

Exhibit A-1

EXHIBIT B TO

364-DAY CREDIT AGREEMENT

[RESERVED]

EXHIBIT C TO

364-DAY CREDIT AGREEMENT

FORM OF NOTE

Dated                     , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain 364-Day Credit Agreement, dated as of July 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CAREFUSION CORPORATION

By:
Name:
Title:

Exhibit C-2

LOANS AND PAYMENTS with respect thereto

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-3

EXHIBIT D TO

364-DAY CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Credit Agreement, dated as of July 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CAREFUSION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Chief Executive Office/Chief Financial Officer/Treasurer/Controller] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

Exhibit D-1

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

[Remainder of page intentionally left blank.]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

CAREFUSION CORPORATION

By:
Name:
Title:

Exhibit D-3

For the Quarter/Year ended                                                  (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11 (a) – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:		$

2.	Consolidated Interest Charges plus any interest, premium payments, debt discount, fees, charges and related expenses recognized as a result of the prepayment of the Bridge Loan for Subject Period:		$

3.	Provision for income taxes for Subject Period:		$

4.	Depreciation expenses for Subject Period:		$

5.	Amortization expenses for Subject Period:		$

6.	Non-cash stock based compensation expense for Subject Period:		$

7.	Restructuring and acquisition integration charges and associated reversals for Subject Period:[1]		$

8.	Adverse impact or charge as a result of the proposed income tax adjustment by the IRS for Subject Period:[2]		$

9.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:		$

10.	Income tax credits for Subject Period:		$

11.	Non-recurring non-cash additions to Consolidated Net Income for Subject Period:		$

12.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 - 10 - 11):		$

B.	Consolidated Interest Charges for Subject Period:		$

	1.	Consolidated Interest Charges for Subject Period:	$

	2.	Duration fees payable pursuant to the Bridge Loan Agreement for Subject Period:	$

[1]	Provided that the cash impact of such charges and reversals shall not exceed $150,000,000 in aggregate.
[2]	Provided that the cash impact of such adverse impact or charge shall not exceed $200,000,000 in aggregate

Exhibit D-4

	3.	Consolidated Interest Charges (Lines I.B.1 less Line I.B.2)	$

C.	Consolidated Interest Coverage Ratio (Line I.A.12 ÷ Line I.B.3):		to 1

Minimum required:

Fiscal Quarter Ended	Minimum Consolidated Interest Coverage Ratio
September 30, 2009	3.25:1.00
December 31, 2009	3.25:1.00
March 31, 2010	3.50:1.00
June 30, 2010 and each fiscal quarter thereafter	3.75:1.00

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:

1.	Outstanding principal amount of all obligations:	$

2.	Purchase money Indebtedness:	$

3.	Direct obligations arising under letters of credit, banker’s acceptances, bank guarantees, surety bond & similar instruments:	$

4.	Obligations in respect of the deferred purchase price of property or services:	$

5.	Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations;	$

6.	Invested Amounts:	$

7.	Guarantees of Persons other than the Borrower or any Subsidiary:	$

8.	Indebtedness of any partnership or joint venture in which the Borrower or a Subsidiary is a general partner or joint venturer:	$

9.	Consolidated Funded Indebtedness at Statement Date (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8):	$

Exhibit D-5

B.	Consolidated EBITDA for Subject Period (Line I.A.12 above):	$

C.	Consolidated Leverage Ratio (Line II.A.9 ( Line II.B):	to 1

Maximum permitted:		3.00:1.00

Exhibit D-6

For the Quarter/Year ended                                                  (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income

+ Consolidated Interest Charges plus any interest, premium payments, debt discount, fees, charges and related expenses recognized as a result of the prepayment of the Bridge Loan

+ income taxes

+ depreciation expense

+ amortization expense

+ non-cash stock based compensation expense

+ restructuring and acquisition integration charges and associated reversals

+ adverse impacts or charges resulting from income tax adjustment

Exhibit D-7

+ non-recurring non-cash reductions

- income tax credits

- non-recurring non-cash additions

= Consolidated EBITDA

Exhibit D-8

For the Quarter/Year ended                                                  (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

Consolidated Interest Charges

(in accordance with the definition of Consolidated Interest Charges as set forth in the Agreement)

Consolidated Interest Charges	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries[3]

+ Portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest

+ Discount or yield in respect of Invested Amounts

= Consolidated Interest Charges

[3]	Excluding any such amounts recognized as a result of the prepayment of the Bridge Loan.

Exhibit D-9

EXHIBIT E-1 TO

364-DAY CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the 364-Day Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E-1-1

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: 364-Day Credit Agreement, dated as of July 1, 2009 among CareFusion Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment for all Lenders[9]	Amount of Commitment Assigned	Percentage Assigned of Commitment[10]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[17.	Trade Date:	][11]

Effective Date:                                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][13]

By:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit E-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                         ]14

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any]

[14]	Describe Credit Agreement at option of Administrative Agent.

Exhibit E-1-4

Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-1-5

EXHIBIT E-2 TO

364-DAY CREDIT AGREEMENT

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See Attached]

Exhibit E-2-1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Angela Lau

FAX #	415.503.5008

I. Borrower Name:        CareFusion Corporation

  $                                                                 Type of Credit Facilities   Senior Credit Facilities

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO
•	Coming in via Assignment YES NO

III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices? YES NO

1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA #)	(City/State)

(Account #)	(Account Name)

(Attention)

IX. Organizational Structure and Tax Status

2

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-

Tax Withholding Form Delivered to Bank of America*:

                     W-9

                     W-8BEN

                     W-8ECI

                     W-8EXP

                     W-8IMY

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

* Additional guidance and instructions as to where to submit this documentation can be found at attached IRS Tax Form Tool Kit.

X. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A.

ABA # 026009593

New York, NY

Acct. # 1366212250600

Attn: Corporate Credit Services

Ref: CareFusion Corporation

3/1/07 Revision

4

Please mail or courier original form to:
Credit Services Department. - Attn: Tax Desk
101 North Tryon St. Mail Code: NC1-001-15-03
Charlotte, NC 28255

In advance, if you wish to confirm form validity, you may send an electronic version of the completed form to Shelly Sanders for review at
IRS Tax Form Toolkit	Fax: 704-602-5746
Phone 704 387-2407
E-mail: shelly.h.sanders@bankofamerica.com

Once validated, original form must be delivered to the Tax Desk as specified above.

ALL PARTICPANTS MUST HAVE AN ORIGINAL AND VALID TAX FORM (EITHER A W-9 OR A W-8) ON FILE WITH THE AGENT:

•	Domestic Investors

•	W-9: Request for Taxpayer Identification Number and Certification

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw9.pdf

http://www.irs.gov/pub/irs-pdf/iw9.pdf

•	Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association

•	Non-Domestic Investors will file one of four W-8 Forms

•	W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8eci.pdf

http://www.irs.gov/pub/irs-pdf/iw8eci.pdf

•	Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch

•	W-8BEN: Certificate of Foreign Status of Beneficial Owner

•	“A beneficial owner solely claiming foreign status or treaty benefits”

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8ben.pdf

http://www.irs.gov/pub/irs-pdf/iw8ben.pdf

•	Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below:

•	W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches

•	“A person acting as an intermediary; a foreign partnership or foreign trust”.

•	If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8imy.pdf

http://www.irs.gov/pub/irs-pdf/iw8imy.pdf

•	Example: Grand Cayman Asset Management LLC

•	W-8EXP: Certificate of Foreign Government or Other Foreign Organization

•	“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

http://www.irs.gov/pub/irs-pdf/iw8exp.pdf

•	Example: UNESCO

Bank of America, N.A. – September 2006

EXHIBIT F TO

364-DAY CREDIT AGREEMENT

FORM OF GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to CAREFUSION CORPORATION, a Delaware corporation (the “Borrower”) by the Lenders party from time to time to the Credit Agreement (as hereinafter defined), the undersigned Guarantors and the Additional Guarantors (as defined in Section 11) (collectively, the “Guarantors”) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Guaranty. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Administrative Agent, and the Lenders (the Administrative Agent and any Lender, each a “Lender Party” and collectively, the “Lender Parties”) arising under that certain Three Year Credit Agreement dated as of July 1, 2009 among the Borrower, certain Lenders party thereto from time to time and the Administrative Agent, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Credit Agreement) (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or the Borrower under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of

Exhibit F-1

any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of any Lender Party) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the applicable Lender Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Lender Party to receive the same net amount which such Lender Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3. Rights of Lender. Each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

4. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender Parties) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than

Exhibit F-2

those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Lender Party to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Lender Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any Commitments of the Lenders or facilities provided by the Lender Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Administrative Agent for the account of the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any Commitments of the Lenders or facilities provided by the Lender Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any Lender Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Exhibit F-3

8. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Administrative Agent.

10. Expenses. Each Guarantor, jointly and severally, shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Lender Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender Parties in any proceeding any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent on behalf of the Lender Parties and each Guarantor. No failure by any Lender Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent on behalf of the Lender Parties and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by such Guarantor for the benefit of the Lender Parties or any term or provision thereof.

Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Exhibit F-4

12. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Lender Parties has a duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff. If and to the extent any payment is not made when due hereunder, any Lender Party and each of their respective Affiliates may setoff and charge from time to time any amount so due against any or all of each Guarantor’s accounts or deposits with such Lender Party or such Affiliate.

14. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

15. Indemnification and Survival. Without limitation on any other obligations of any Guarantor or remedies of the Lender Parties under this Guaranty, each Guarantor, jointly and severally, shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Lender Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

16. Counterparts. Delivery of an executed counterpart of a signature page to this Guaranty by telecopy or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Guaranty.

Exhibit F-5

17. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent on behalf of the Lender Parties (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Lender Parties and their respective successors and assigns and each of the Lender Parties may, without notice to any Guarantor and without affecting such Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by any Lender Party in connection with such action or proceeding shall be binding on any Guarantor if sent to such Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by such Guarantor. Each Guarantor agrees that the Lender Parties may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning such Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to such Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to any Guarantor at its address set forth below or at such other address in the United States as may be specified by such Guarantor in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to each Guarantor.

18. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE LENDER PARTIES EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Exhibit F-6

Executed this      day of                     , 2009.

[NAMES OF THE GUARANTORS]

By:
Name:
Title:

Address:

Exhibit F-7

EXHIBIT A

TO THE GUARANTY

FORM OF GUARANTY SUPPLEMENT

                         ,

Bank of America, N.A., as Administrative Agent

[Address of Administrative Agent]

Attention:

364-Day Credit Agreement dated as of July 1, 2009 among

CareFusion Corporation, a Delaware corporation (the “Borrower”), the Lenders party to the Credit Agreement, and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. Guaranty; Limitation of Liability. The undersigned hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender Parties arising under the Credit Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the undersigned or the Borrower under any Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the undersigned and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might

Exhibit F-8

otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the undersigned hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained herein to the contrary notwithstanding, the obligations of the undersigned hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 14 of the Guaranty to the same extent as each other Guarantor.

4. Counterparts. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopy or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

5. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the undersigned and its successors and assigns, provided that the undersigned may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent on behalf of the Lender Parties (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Lender Parties and their respective successors and assigns and each of the Lender Parties may, without notice to the undersigned and without affecting the undersigned’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. The undersigned hereby irrevocably (i) submits to the non exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by any Lender Party in connection with such action or proceeding shall be binding on the undersigned if sent to the undersigned by registered or certified mail at its address specified below or such other address as from time to time notified by the undersigned. The undersigned agrees that the Lender Parties may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning the undersigned, this Guaranty and any security for this Guaranty. All notices and other communications to the undersigned under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent

Exhibit F-9

by telecopier to the undersigned at its address set forth below or at such other address in the United States as may be specified by the undersigned in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to the undersigned.

6. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE UNDERSIGNED AND THE LENDER PARTIES EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

Exhibit F-10

EXHIBIT G-1 TO

364-DAY CREDIT AGREEMENT

OPINION MATTERS

COUNSEL TO LOAN PARTIES

EXHIBIT G-2 TO

364-DAY CREDIT AGREEMENT

OPINION MATTERS

LOCAL COUNSEL TO LOAN PARTIES